Exhibit 10.1

AMENDED AND RESTATED EMPloYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of February 4, 2015 (the “Amendment Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and THOMAS STEIPP, an individual residing in the State of California (the “Employee”).

recitals

WHEREAS, the Employee and the Company previously entered into an Employment Agreement dated August 3, 2010 (the “Effective Date”) pursuant to which the Company agreed to employ Employee as the Company’s President and Chief Executive Officer (the “Original Employment Agreement”), and the Employee has continued to serve in those roles continuously since that date;

WHEREAS, the Original Employment Agreement provided for an employment term of five years, which term expired on August 3, 2015; and

WHEREAS, the Company and the Employee desire to amend and restate the Original Employment Agreement to extend the term of Employee’s employment with the Company and to provide for other terms and conditions of such employment, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the Company and the Employee hereby amend and restate the Original Employment Agreement to read as follows:

1.     Employment. The Company hereby employs Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.     Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 5 hereof, the employment of the Employee under the Original Employment Agreement commenced on the Effective Date, continued through the Initial Term (as defined in the Original Employment Agreement) and has continued thereafter. The Company and Employee agree that Employee’s employment shall continue from the date hereof through August 3, 2017 (the “Subsequent Term”). Upon the expiration of the Subsequent Term, the term of Employee’s employment shall be renewed in successive one year terms, subject to termination of Employee’s employment as set forth in this Agreement.

3.     Duties. Employee has served, and will continue to serve, as PRESIDENT and CHIEF EXECUTIVE OFFICER of the Company. The Employee will devote his full business time, attention, skill, and energy to the business of the Company and will be a full-time employee of the Company. Employee will use the Employee’s best efforts to promote the success of the Company’s business and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Directors and Chairman of the Board of the Company or their designee. To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. At all times, the Employee agrees that the Employee has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally.

4.     Compensation.

(a)     Annual Base Salary. As compensation for Employee’s services and in consideration for the Employee’s covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $300,000, which salary shall be paid in accordance with the Company’s regular payroll schedule and will be subject to applicable tax and other legally required withholdings. The annual compensation may be adjusted upward (but not downward) in the sole discretion of the Board of Directors.

(b)     Bonuses. In addition to the Employee’s annual base compensation, during the term of the Employee’s employment hereunder, the Employee shall be entitled to only such bonuses or additional compensation as may be granted to the Employee by the Board of Directors or Chairman of the Board of the Company, in their sole discretion.

(c)     Reimbursement of Expenses. The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.

(d)     Stock Grant. Following the Effective Date, the Company granted to Employee 6,000,000 shares of restricted stock, and has subsequently granted to the Employee additional shares of restricted stock and options. The Company and the Employee contemplate that the Company will in the future make additional equity grants (restricted stock and/or options) to Employee consistent with the Company’s employee equity grant practices, but in all cases subject to the absolute discretion of the Company’s Board of Directors as to whether to make any such grants and as to the number of shares, price, vesting and other terms as the Board may determine.

(e)     Other Benefits. During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in such pension, life insurance, health, disability insurance and other benefits plans, if any, which the Company may from time to time make available to similar-level employees.

(f)     Vacation. The Employee shall be entitled to four weeks paid vacation during each calendar year. Vacation shall be taken at such times and with such notice so as to not disrupt or interfere with the business of the Company. Unused vacation from a particular calendar year will not be paid in cash but will carry over to the succeeding calendar year, up to a maximum of 3 weeks, and no more than 3 weeks of carried-over vacation may be taken during any calendar year (or such other amount as is provided for in any policy or plan that the Board may adopt).

5.     Termination.

(a)     Death. The Employee’s employment under this Agreement shall terminate immediately upon Employee’s death. In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary owing to Employee up through and including the date of the Employee’s death.

(b)     Disability. If during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder, on substantially a full-time basis as determined by a physician selected by the Company, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive any unpaid base salary owing to Employee up through and including the effective date of termination.

(c)     Termination By Company Without Cause. The Company may terminate the Employee’s employment at any time without cause (a “Termination Without Cause”). In the event of a Termination Without Cause, the Employee shall continue to receive the Employee’s base salary (as then in effect) during the twelve (12) month period immediately following the effective date of the Termination Without Cause (the “Severance Period”). In addition to the severance pay described in the preceding sentence, the Employee shall continue, during the Severance Period, to receive all employee health and welfare benefits to which Employee was entitled immediately prior to the Termination Without Cause. Employee agrees and acknowledges, however, that Employee will forfeit the right to receive base salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement. The Employee’s right to receive any severance payments pursuant to this Section 5(c) is conditioned upon the Employee signing a general release in form and substance satisfactory to the Company under which the Employee releases the Company and its affiliates, together with their respective officers, directors, shareholders, employees, agents and successors and assigns, from any and all claims Employee may have against them as of the date of such release (whether known or unknown), other than claims arising out of (A) this Agreement, (B) the agreements relating to the equity awards granted to Employee or (C) the Amended and Restated Director and Officer Indemnification Agreement between the Company and Employee dated September 30, 2015 (the “Indemnification Agreement”). In addition, upon a Termination Without Cause, the vesting of any equity award that is not completely vested as of the effective date of such termination shall immediately be accelerated so that such award becomes vested for that number of shares as to which it would be vested if Employee’s employment were to continue for 12 months following the effective date of such termination. In addition, the period of time during which Employee shall be entitled to exercise any equity award that is an option shall be extended to the earlier of (i) the second anniversary of such effective date or (ii) the date on which such option would otherwise expire and terminate in accordance with the terms of such option (without giving effect to any expiration or termination that is based upon the date of any termination of employment).

(d)     Termination By Company With Cause. The Company may terminate the Employee’s employment at any time with Cause. As used in this Agreement, “Cause” shall mean the following: (1) the Employee’s failure or inability to perform Employee’s duties under this Agreement to the reasonable satisfaction of the Board of Directors of the Company after being given written notice of the Employee’s deficiencies and having a period of at least ten (10) days to cure such deficiencies to the reasonable satisfaction of the Board of Directors; (2) dishonesty or other serious misconduct (3) the commission of an unlawful act material to Employee’s employment, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Employee of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the business, or business relationships of the Company or Related Entities; (7) the Employee’s inability to perform an essential function of Employee’s position; (8) any material breach by Employee of this Agreement which, if unintentional and capable of being cured, is not cured within ten (10) days of written notice of such breach by the Company to Employee. The Company may terminate this Agreement for Cause at any time without notice. In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to the annual base salary hereunder up to and including the effective date of termination, provided, however, that the Employee’ s obligations under Sections 6 and 7 of this Agreement shall survive such a Termination for Cause, and any other liabilities or obligations which have accrued and are owed by the Employee to the Company shall not be extinguished or released by such termination.

(e)     Termination in Connection With a Change in Control. (i) In the event that a Change in Control (as defined below) occurs and Employee terminates his own employment with the Company by delivering written notice of termination to the Company within thirty (30) days after such Change in Control (an “Employee Termination Notice”), then Employee shall be entitled to lump-sum severance compensation in an amount equal to one year of Employee’s then-current base salary (the “Change in Control Compensation”). The Change in Control Compensation shall be payable on the last pay day of the month in which the Change in Control occurs, but no earlier than fifteen (15) days after Employee delivers the Employee Termination Notice to the Company. In addition to the Change in Control Compensation, the Employee shall, to the extent permitted by any applicable benefit plan, continue to receive, from the date of termination through the first anniversary of such date of termination, all employee health and welfare benefits that Employee would have received during such period in the absence of such termination. Employee agrees and acknowledges, however, that Employee will forfeit the right to receive Change in Control Compensation and benefits during such period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement. In addition, all unvested shares subject to any equity award shall immediately vest upon the effective date of termination of Employee’s employment as set forth in the Employee Termination Notice. In addition, the period of time during which Employee shall be entitled to exercise any equity award that is an option shall be extended to the earlier of (a) the second anniversary of such effective date of termination or (b) the date on which such option would otherwise expire and terminate in accordance with the terms of such option (without giving effect to any expiration or termination that is based upon the date of any termination of employment).

(i)     If Employee does not deliver an Employee Termination Notice within thirty (30) days after a Change In Control, and thereafter at any time prior to the second anniversary of such Change of Control, the Company terminates Employee’s employment for any reason, or Employee voluntarily terminates his employment for Good Reason (as defined below), the Employee shall be entitled to lump-sum severance compensation in an amount equal to two years of Employee’s then-current base salary (the “Supplemental Change in Control Compensation”). The Supplemental Change in Control Compensation shall be payable on fifteen (15) days after the effective date of the termination of Employee’s employment. In addition to the Supplemental Change in Control Compensation, the Employee shall, to the extent permitted by any applicable benefit plan, continue to receive, from the date of termination through the second anniversary of such date of termination, all employee health and welfare benefits that Employee would have received during such period in the absence of such termination. Employee agrees and acknowledges, however, that Employee will forfeit the right to receive Supplemental Change in Control Compensation and benefits during such period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement. In addition, all unvested shares subject to any equity award shall immediately vest upon the effective date of termination of Employee’s employment as set forth in the Employee Termination Notice. In addition, the period of time during which Employee shall be entitled to exercise any equity award that is an option shall be extended to the earlier of (i) the second anniversary of such effective date of termination or (ii) the date on which such option would otherwise expire and terminate in accordance with the terms of such option (without giving effect to any expiration or termination that is based upon the date of any termination of employment).

(ii)     For purposes hereof, the term “Change in Control “means any of the following events: (1) any entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Securities Exchange Act of 1934, as amended), other than an affiliate or subsidiary of the Company or an employee benefit plan established or maintained by the Company, a subsidiary of the Company, or any of their respective affiliates, acquires more than 50.0% of the combined voting power of the Company’s then outstanding securities; (2) the consummation of (A) a merger or consolidation of the Company with or into another corporation unless after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own more than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (B) a sale or disposition of all or substantially all of the Company’s assets; or (3) if at any time during any period of three (3) consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof; provided that any individual whose election or nomination for election as a member of the board of directors of the Company was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director, unless at the time of such approval a majority of the Continuing Directors determine that such individual shall not be considered a Continuing Director in which case such individual shall not be considered a Continuing Director for three (3) years, or such other period of time the majority of the Continuing Directors as of the date of such approval shall determine. In the case of any ambiguity regarding the interpretation of the foregoing definition of “Change in Control”, such question shall be resolved in good faith by a majority of the Continuing Directors.

(iii)     “Good Reason” means (i) the failure of the Company to pay Employee’s base salary at no less than the rate in effect immediately prior to the Change of Control, or the Company’s reduction in Employee’s target bonus, (ii) the assignment of Employee to a position, responsibilities, authority level or duties of a materially lesser status or degree of responsibility than his position, responsibilities, authority level, or duties immediately prior to the Change of Control, or (iii) the transfer of Employee to a work site more than twenty-five mile distance from Employee’s work site immediately prior to the Change of Control, in each case without Employee’s consent; provided, that, in each case, the Company shall have been given written notice by Employee describing in reasonable detail the occurrence of the event r circumstance for which Employee believes he may resign for Good Reason within thirty (30) business days of when Employee first learns of the first occurrence thereof and the Company shall not have cured such event or circumstance within fifteen (15) business days after the Company’s receipt of such notice.

(iv)     The Employee’s right to receive any compensation pursuant to this Section 5(e) is conditioned upon the Employee signing (on or before such compensation is due) a general release in form and substance satisfactory to the Company under which the Employee releases the Company and its affiliates, together with their respective officers, directors, shareholders, employees, agents and successors and assigns, from any and all claims Employee may have against them as of the date of such release (whether known or unknown), other than claims arising out of (A) this Agreement, (B) the agreements relating to the equity awards granted to Employee or (C) the Indemnification Agreement.

(f)     Termination by Employee Without a Change of Control. Employee may terminate his employment at any time upon 30 days written notice to the Company. If such termination is covered by an Employee Termination Notice described in Section 5(e), then such termination shall be governed by Section 5(e) and not this Section 5(f). If such termination is not covered by an Employee Termination Notice, Employee shall be entitled to receive only any unpaid base salary owing to Employee up through and including the effective date of such termination, and the vesting and exercisability of equity awards granted to Employee shall be governed by the equity award agreements evidencing such awards.

(g)     Change of Status. If, without a Change of Control having occurred, the Board changes Employee’s position so that he is no longer the Chief Executive Officer of the Company, the base salary, bonus, equity awards and other benefits associated with the new position in the twelve months following such change in position shall be no less than those set forth in Section 5(e) as if Employee’s employment had been Terminated Without Cause as of the date of the change in position.

6.     Nonsolicitation and Nondisclosure Covenants.

(a)     Rationale for Restrictions. Employee acknowledges that Employee’s services hereunder are of a special, unique and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers and other persons and entities with whom the Company and its Related Entities have a business relationship. The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) including Trade Secrets of the Company relating to the Company and/or Related Entities. As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants were and are a material inducement for the Company to employ the Employee and to enter into the Original Employment Agreement and this Agreement and that the covenants are given as an integral part of and incident to this Agreement.

(b)     Nonsolicitation Covenants. As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) terminates for any reason, including both a termination by the Company for Cause and Not for Cause. In addition, the term “Covered Business” means any business which is the same or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period. The Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)

directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(ii)

directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

(iii)	disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(iv)	engage in any practice the purpose of which is to evade the provisions of this Section 6.

Employee acknowledges that Employee’s services hereunder are of a special, unique and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship. The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) and Trade Secrets (as defined below) of the Company relating to the Company and/or Related Entities. As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into the Original Employment Agreement and this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(c)     Disclosure of Confidential Information. The Employee acknowledges that the inventions, innovations, software, Trade Secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special and unique assets of the Company. Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies, passwords or codes or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”). However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information. In addition to the foregoing Company will be fully entitled to all of the protections and benefits afforded by the California Uniform Trade Secrets Acts and any other applicable law. The term “Trade Secret” shall mean any information including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from being not generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, including but not limited to the patented information and processes as well as the unpatented information and processes comprising underlying, arising from and associated with Liquidmetal alloys.

(d)     Prevention of Premature Disclosure of Confidential Information and Trade Secrets. The Employee agrees and acknowledges that, because the success of the Company is heavily dependent upon maintaining the secrecy of the Company’s Confidential Information and Trade Secrets and preventing the premature public disclosure of the Company’s proprietary information and technology including its Confidential Information and Trade Secrets, the Employee agrees to use the Employee’s best efforts and his or her highest degree of care, and prudence to ensure that no Confidential Information or Trade Secret prematurely leaks or otherwise prematurely makes its way into the public domain or any public forum, including, without limitation into any trade publications, internet chat rooms, or other similar forums. In the event the Employee becomes aware of any premature leak of Confidential Information or Trade Secret or becomes aware of any circumstances creating a risk of such a leak, the Employee shall immediately inform the Board of Directors of such leak or of such circumstances.

(e)     Removal and Return of Proprietary Items. The Employee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, and under such conditions and restrictions as are specifically authorized and/or required by the Company) or transmit by any means, electronic or otherwise, any document, record, notebook, model, component, device, computer software or code, or Confidential Information or Trade Secret whether embodied in a disk or in any other form, including electronic form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company. Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination) or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items, Confidential Information, Trade Secret or any part thereof.

(f)     Enforcement and Remedies. In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6. Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant. In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.     Employee Inventions.

(a)     Employee agrees that any inventions, original works of authorship or other work product in whole or in part conceived or made by Employee which are made through the use of any of the Confidential Information or any of the Company’s equipment, facilities, supplies, trade secrets or time or which relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by Employee for the Company, along with any rights in or to any of the foregoing under copyright, patent, trade secret, trademark, or other law, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Employee agrees that any such original works of authorship shall be deemed to be “works made for hire” and that the Company shall be deemed the author thereof under the U. S. Copyright Act (Title 17 of the U. S. Code), provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law or that there are any rights that do not accrue to the Company as a work made for hire, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in and to such works, including but not limited to copyrights and other intellectual property rights. This Agreement shall be construed in accordance with the provisions of Section 2870 of die California Labor Code (a copy of which is attached as Exhibit A hereto) relating to inventions made by Employee, and accordingly this Agreement is not intended and shall not be interpreted to assign to or vest in the Company any of Employee’s rights in any inventions other than those described in the first sentence of this Section 7(a).

(b)     At all times during Employee’s employment by the Company, Employee will maintain a complete and detailed current written record of all ideas, concepts, improvements, discoveries or inventions, of any nature (“Inventions”), whether patentable or not, created or made in whole or part by Employee, either solely or jointly with others, and Employee will promptly disclose any such Inventions to the Company, in writing. Employee further agrees that all such written records shall be and remain the sole and exclusive property of the Company, and Employee shall make such written records available to the Company at any time upon request, for review, inspection or copying by the Company, and shall deliver all copies of such records to the Company upon termination of Employee’s employment, for any reason.

(c)     With respect to Inventions made or conceived of in whole or part by Employee, either solely or jointly with others, whether during Employee’s employment by the Company or after termination of such employment if developed using, applying or adapting, in any way, the Company’s equipment, supplies, facilities, Confidential Information or trade secret information, or during Employee’s working hours, or such Invention relates to the Company’s business, or actual or demonstrably anticipated research or development, or results from any work done in whole or part by Employee, either solely or jointly with others, for the Company, or is based on or related to programs, processes, Inventions or information learned by Employee during such employment

(i)	Employee shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved.

(ii)

Employee hereby expressly transfers and assigns to the Company all of Employee’s right, title and interest in and to such Inventions; and to applications for U.S. and/or foreign letters patent and/or copyrights as well as any and all continuations, continuations-in-part, and divisions thereof and to U.S. and/or foreign letters patent and/or copyrights issued thereon, as well as any and all reissues, extensions, improvements, or further developments thereof.

(iii)

Employee shall apply, or assist the Company in applying, at the Company’s request and expense, for U.S. and/or foreign letters patent and/or copyrights in the Company’s name or otherwise as the Company shall desire. The decision to obtain letters patent and/or copyrights shall reside solely with the Company; however, the decision not to obtain or time thereafter, shall not be construed as a waiver of any rights hereunder.

(iv)

the Company shall also have the royalty-free right to use in its business, to license other to use, and to make use and sell products, processes and/or services derived from any Inventions, discoveries, designs, improvements, concepts, ideas, whether patentable or not, including but not limited to process, methods, formulas, techniques or know-how related thereto, which are not within the scope of Inventions as defined herein, but which are conceived or made in whole or part by Employee, either solely or jointly with others, during regular working hours or with the use of the Company’s equipment, supplies, facilities, Confidential Information, trade secret information materials or personnel.

8.     Essential and Independent Covenants. The Employee’ s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7. The covenants of Section 6 and 7 shall survive the expiration, termination, extinguishment, or lapse of this Agreement under any circumstances, even if this Agreement is terminated by either party, whether for Cause or Not for Cause.

9.     Representations and Warranties by the Employee. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’ s obligations hereunder will not, with or without the giving of notice or the passage of time, or both:(a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement Employee further represents and warrants that he fully and completely understands this Agreement and that he has engaged in negotiations with the Company and has either consulted with an attorney of his choice or has had ample opportunity to do so and is fully satisfied with the opportunity he has had.

10.     Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand- delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid. addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance except that a notice of change of address shall be effective only upon receipt.

11.     Miscellaneous. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement, other than (i) the Indemnification Agreement, which shall continue in full force and effect without change and (ii) the agreements between the Company and the Employee relating to the equity awards previously granted to Employee, which shall continue to govern those awards, except that, to the extent the acceleration of vesting provisions in this Agreement vary from the vesting provisions of those award agreements, the provisions of this Agreement shall control. This Agreement supersedes that certain Change of Control letter agreement dated September 13, 2013, which agreement is hereby terminated and of no further force or effect. This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly. This Agreement may be assigned by the Company without the consent of the Employee, provided, however, that the Employee is given notice of the assignment.

12.     Governing Law; Resolution of Disputes. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder. Any action or proceeding seeking to enforce any provision of: or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the federal courts located in Orange County, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. The parties hereto agree that having venue and jurisdiction solely in California is reasonable in that the headquarters for the Company is in Orange County, California and that site for litigation is the most central for such matters. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE WITH THE COMPANY. This Agreement shall not be construed against either party but shall be construed without regard to the participation of either party in the drafting of this Agreement or any part thereof.

13.     Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however. that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

14.     Modification By The Court. In the event that any provision or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee and the Company agree that the unenforceable provision or Section should not cause the entire Agreement to become unenforceable unless it is caused to fail in its essential purpose. In the event that any provision or Section of this Agreement violates any law of the state of California or is for some other reason unenforceable as written in the state of California, the Employee agrees that the provision should be reduced in scope or length or otherwise modified by the Court, if possible under the law, to cause the provision or Section of the Agreement to be legal and enforceable but to still provide to the Company the maximum protection available to it under the law.

Signature(s) on following page

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL TECHNOLOGIES, INC. By: Liquidmetal Technologies 30452 Esperanza Rancho Santa Margarita, CA 92688

EMPLOYEE: ____________________________________ Thomas Steipp Address: 15560 Shannon Heights Los Gatos, CA 95032

Execution Copy

exhibit a

Section 2870 of the California Labor Code provides:

(a)     Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either. (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; (2) Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.